Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Reports Fiscal Year 2017 Financial Results

Management to Host a Conference Call and Webcast at 8:30 a.m. Eastern Time Today

NEW YORK, New York – December 15, 2017 – Ohr Pharmaceutical, Inc. (Nasdaq: OHRP), a clinical-stage pharmaceutical company developing novel therapies for ophthalmic disease, today reported financial results for its fiscal year ended September 30, 2017.

“Our primary focus at Ohr continues to be the successful completion of the MAKO study, our ongoing clinical trial being conducted to evaluate the efficacy and safety of Squalamine in combination with Lucentis® for treatment-naive patients with the wet form of age-related macular degeneration (wet-AMD),“ said Dr. Jason Slakter, chief executive officer of Ohr Pharmaceutical. “The MAKO study enrolled a targeted population identified in the prior Phase 2 study which we believe is best suited for Squalamine combination therapy and is consistent with the mechanism of action of Squalamine and the vascular biology of the disease. We remain on track to receive and report top-line efficacy data from the MAKO study in early calendar 2018.”

Corporate Highlights for the Fiscal Year Ended September 30, 2017

●	Continued progress of the ongoing clinical study in wet-AMD, entitled the MAKO study. The study is a multi-center, randomized, double-masked, placebo controlled clinical trial designed to investigate Ohr’s lead candidate Squalamine in combination with Lucentis in wet-AMD.

○	Topline data from the study are expected in early calendar year 2018.

○	In April 2017, the Company made a strategic decision to amend the MAKO study from the original agreed-upon design to enable efficacy analyses at an earlier date than originally anticipated.

○	More than 200 patients were enrolled in the MAKO study. Patients received monthly Lucentis and either topical Squalamine or placebo eye drops twice daily. The primary endpoint is an assessment of visual acuity gain at nine months.

○	The MAKO study prospectively enrolled the patient population identified from the prior Phase 2 IMPACT study that had the greatest potential to benefit from Squalamine combination therapy.

●	Raised approximately $19.5 million in combined net proceeds, after deducting placement agent fees and offering expenses payable, from two public offerings of common stock and warrants that closed on December 13, 2016 and on April 10, 2017.

●	In May, the Company appointed the Honorable Mike Ferguson as a Director and Chairman of the Board of Directors.

○	Mr. Ferguson served for nearly a decade in the House of Representatives. As Vice Chairman of the House health subcommittee, he led policy reforms including the creation of the Medicare Part D prescription drug benefit and pharmaceutical and medical device user fee reauthorizations. He is also Senior Advisor and Leader of the Federal Policy Team at Baker Hostetler LLP, one of the nation’s largest law firms.

Financial Results for the Fiscal Year ended September 30, 2017

●	For the year ended September 30, 2017, the Company reported a net loss of approximately $23.8 million, or ($0.53) per share, compared to a net loss of approximately $25.8 million, or ($0.82) per share, in the same period of 2016.

●	For the year ended September 30, 2017, total operating expenses were approximately $23.8 million, consisting of $5.3 million in general and administrative expenses, $17.4 million of research and development expenses, and $1.2 million in depreciation and amortization. This compares to total operating expenses of approximately $24.6 million, consisting of approximately $7.7 million in general and administrative expenses, $16.5 million in research and development expenses, and $1.2 million in depreciation and amortization in the same period of 2016.

●	At September 30, 2017, the Company had cash and cash equivalents of approximately $12.8 million, compared to cash and cash equivalents of approximately $12.5 million at September 30, 2016.

Conference Call & Webcast
Friday, December 15th @ 8:30am Eastern Time
Domestic:	877-407-0789
International:	201-689-8562
Conference ID:	13674508
Webcast:	http://public.viavid.com/index.php?id=127596

Replays – Available through December 22, 2017
Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	13674508

About Ohr Pharmaceutical, Inc.
Ohr Pharmaceutical, Inc. (Nasdaq: OHRP) is a clinical-stage pharmaceutical company developing novel therapies for ophthalmic diseases. The company’s lead drug candidate, Squalamine lactate ophthalmic solution, 0.2% (also known as OHR-102), is currently being studied using an eye drop formulation in an ongoing clinical trial (the MAKO study) for the treatment of the wet form of age-related macular degeneration. Topline data from the MAKO study is expected in early 2018. In addition, Ohr has a sustained-release micro fabricated micro-particle ocular drug delivery platform technology. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and we undertake no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to raise sufficient funds to perform and conclude clinical trials, the financial resources available to us, the ability to negotiate and conclude a strategic partnership, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition.

Contact:
Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Wood
888-388-2327	646-597-6983
ir@ohrpharmaceutical.com	mwood@lifesciadvisors.com

Lucentis® is a registered trademark of Genentech, Inc.